ZALICUS

ZALICUS REPORTS FINANCIAL RESULTS FOR THE THIRD QUARTER 2013

CAMBRIDGE, Mass. – November 4, 2013 – Zalicus Inc. (Nasdaq Capital Market: ZLCS), a biopharmaceutical company that discovers and develops novel treatments for patients suffering from pain, today reported financial results for the third quarter ended September 30, 2013.

“During the quarter we completed dosing in two Phase 2 clinical trials of Z160, a first-in-class, oral, state dependent, selective N-type calcium channel modulator for the potential treatment of chronic neuropathic pain. Z160 also received designation as an orphan drug from the FDA for the management of postherpetic neuralgia. In addition, we initiated and completed a Phase 1b clinical study of Z944, a novel, oral, T-type calcium channel modulator, in an experimental model of pain,” commented Mark H.N. Corrigan, MD, President and CEO of Zalicus. “We remain on track to report top-line data for the two Phase 2 clinical trials of Z160, including lumbosacral radiculopathy and postherpetic neuralgia, in the fourth quarter of 2013. In addition, based on the positive results of the Z944 Phase 1b Laser-Evoked-Potentials (LEP) study, we are planning to initiate a Phase 2 clinical study in an appropriate pain indication with a modified release formulation of Z944 next year. ”

Third Quarter 2013 and Recent Accomplishments:

·	Z944. Initiated and completed a Phase 1b clinical study of Z944, a novel, oral, T-type calcium channel modulator. The Phase 1b study is an experimental clinical model utilizing Laser-Evoked- Potentials (LEP) to provide both subjective and objective assessments of the activity of Z944 in induced neuropathic and inflammatory pain states. Results from the LEP study will further inform Zalicus’s development plans for Z944 in a variety of potential pain indications. Zalicus is planning to advance a modified-release formulation of Z944 into Phase 2 clinical development for an appropriate pain indication in 2014.

In addition, a second United States patent (U.S. Patent number 8,569,344) for Z944 covering methods of treating pain was issued on October 29, 2013, providing additional patent protection for Z944 in the United States until at least 2029.

·	Z160. Received Orphan Drug designation from the U.S. Food and Drug Administration (FDA) for the management of postherpetic neuralgia (PHN). Orphan drug designation is granted by the FDA Office of Orphan Drug Products to novel drugs that treat a rare disease or condition affecting fewer than 200,000 patients in the U.S. The designation provides the drug developer with a seven-year period of marketing exclusivity in the United States. PHN is a painful neuropathic condition resulting from an outbreak of the herpes zoster virus, otherwise known as shingles. The FDA’s designation of Z160 as having orphan drug status is an important milestone for Zalicus as we continue the clinical development work required for potential FDA approval of Z160.

     245 First Street, Third Floor, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com

ZALICUS

Completed patient dosing in two Phase 2 clinical studies of Z160 for chronic neuropathic pain indications including postherpetic neuralgia and lumbosacral radiculopathy. Top-line results of both studies are expected in the fourth quarter of 2013.

·	ZLCS Common Stock. Effected a 1-for-6 reverse stock split of Zalicus common stock, effective October 3, 2013. As a result of the reverse stock split, effective October 14, 2013, Zalicus regained compliance with the $1.00 per share minimum bid price requirement for continued listing on The Nasdaq Capital Market. Zalicus currently has approximately 26.1 million shares outstanding.

Third Quarter Financial Results (Unaudited):

As of September 30, 2013, Zalicus had cash, cash equivalents, restricted cash and short-term investments of $20.0 million compared to $20.8 million as of June 30, 2013. For the three months ended September 30, 2013, revenue was $3.4 million compared to $3.5 million for the quarter ended September 30, 2012. Zalicus recognized $1.5 million in royalty revenue from Mallinckrodt plc based on Exalgo® net sales for the quarter ended September 30, 2013 and Zalicus has recognized a total of $14.0 million in royalty revenue from Exalgo through September 30, 2013 since its commercial launch in April 2010.

For the quarter ended September 30, 2013, research and development expense was $9.3 million compared to $12.1 million for the quarter ended September 30, 2012. Research and Development expense in the quarter ended September 30, 2013 included approximately $5.5 million devoted to the execution of two Phase 2 clinical studies for Z160 and approximately $0.5 million in development expenses related to Z944.

For the quarter ended September 30, 2013, net loss was $10.5 million, or ($0.46) per share, compared to a net loss of $12.2 million, or ($0.59) per share, in the quarter ended September 30, 2012. The net loss per share amounts for each quarter have been adjusted for the 1-for-6 reverse stock split effected on October 3, 2013. In addition, the net loss amounts include $2.2 million and $1.0 million of non-cash Exalgo intangible amortization expense in the quarters ended September 30, 2013 and September 30, 2012, respectively.

General and administrative expenses were $2.1 million in the quarter ended September 30, 2013 compared to $2.2 million in the quarter ended September 30, 2012.

About Zalicus

Zalicus Inc. (Nasdaq Global Market: ZLCS) is a biopharmaceutical company that discovers and develops novel treatments for patients suffering from pain. Zalicus has a portfolio of proprietary clinical-stage product candidates targeting pain such as Z160 and Z944 and has entered into multiple revenue-generating collaborations with large pharmaceutical companies relating to other products, product candidates and drug discovery technologies. Zalicus applies its expertise in the discovery and development of selective ion channel modulators and its combination high throughput screening capabilities to discover innovative therapeutics for itself and its collaborators in the areas of pain,

245 First Street, Third Floor, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com

ZALICUS

inflammation, oncology and infectious disease. To learn more about Zalicus, please visit www.zalicus.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning Zalicus, its product candidates, including Z160 and Z944, their potential, and its plans for clinical development for Z160 and Z944, the Zalicus selective ion channel modulation technology, and related preclinical product candidates and intellectual property, Zalicus’s combination drug discovery technology, cHTS, and its financial condition, results of operations, and other business plans. These forward-looking statements about future expectations, plans, objectives and prospects of Zalicus and its product candidates may be identified by words like "believe," "expect," "may," "will," "should," "seek," “plan,” “project” or “could” and similar expressions and involve significant risks, uncertainties and assumptions, including risks related to the formulation and clinical development of its product candidates Z160 and Z944, the unproven nature of the Zalicus ion channel drug discovery technology, risks related to the sale and marketing of Exalgo by Mallinckrodt, Zalicus’s ability to obtain additional financing or funding for its research and development, and those other risks that can be found in the "Risk Factors" section of Zalicus' annual report on Form 10-K on file with the Securities and Exchange Commission and the other reports that Zalicus periodically files with the Securities and Exchange Commission. Actual results may differ materially from those Zalicus contemplated by these forward-looking statements. These forward-looking statements reflect management’s current views and Zalicus does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.

Contacts: Justin Renz, CFO, Zalicus Inc. 617-301-7575 JRenz@zalicus.com Gina Nugent 617-460-3579 gnugent@zalicus.com (c) 2013 Zalicus Inc. All rights reserved.

     245 First Street, Third Floor, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com

ZALICUS

Zalicus Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts) (Unaudited)

	Three months ended September 30,		Nine months ended September 30,

	2013	2012	2013	2012

Revenue:
Royalties	$1,510	$1,386	$4,655	$3,755
cHTS services and other
collaborations	1,890	2,132	6,310	5,007

Total revenue	3,400	3,518	10,965	8,762

Operating expenses:
Research and development	9,343	12,050	26,267	32,493
General and administrative	2,077	2,201	6,178	7,172
Amortization of intangible	2,180	974	6,541	2,920
Restructuring	—	(17)	—	1,112

Total operating expenses	13,600	15,208	38,986	43,697

Loss from operations	(10,200)	(11,690)	(28,021)	(34,935)
Interest income	6	35	43	120
Interest expense	(342)	(532)	(1,175)	(1,686)
Other income	7	13	15	20

Net loss before provision for
income taxes	(10,529)	(12,174)	(29,138)	(36,481)
Income tax benefit	—	—	—	441

Net loss	$(10,529)	$(12,174)	$(29,138)	$(36,040)

Net loss per share—basic and
diluted	$(0.46)	$(0.59)	$(1.33)	$(1.90)

Weighted average number of
common shares used in net
loss per share
calculation—basic and
diluted	22,931,109	20,760,483	21,952,913	19,011,523

Comprehensive loss	$(10,528)	$(12,171)	$(29,148)	$(36,022)

     245 First Street, Third Floor, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com

ZALICUS

Zalicus Inc.
Condensed Consolidated Balance Sheets
(in thousands, except per share data)
(Unaudited)

	September 30,	December 31,
	2013	2012

Assets
Current assets:
Cash and cash equivalents	$9,923	$4,531
Restricted cash	50	50
Short-term investments	8,194	30,059
Accounts receivable	2,019	3,045
Prepaid expenses and other current assets	667	684

Total current assets	20,853	38,369
Property and equipment, net	2,690	3,535
Intangible asset, net	11,112	17,654
Restricted cash and other assets	1,802	1,817

Total assets	$36,457	$61,375

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,222	$3,261
Accrued expenses and other current liabilities	5,199	4,841
Deferred revenue	2,819	4,918
Current portion of term loan payable	6,731	6,327
Current portion of lease incentive obligation	284	284

Total current liabilities	16,255	19,631
Term loan payable, net of current portion	3,695	8,772
Deferred revenue, net of current portion	—	600
Deferred rent, net of current portion	346	457
Lease incentive obligation, net of current portion	662	875
Other long-term liabilities	—	14
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.001 par value; 200,000 shares authorized; 24,424 and 21,170 shares
issued and outstanding at September 30, 2013 and December 31, 2012, respectively	24	21
Additional paid-in capital	385,636	372,018
Accumulated other comprehensive income	—	10
Accumulated deficit	(370,161)	(341,023)

Stockholders’ equity	15,499	31,026

Total liabilities and stockholders’ equity	$36,457	$61,375

     245 First Street, Third Floor, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com